Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-126447) and on Form S-8 (No. 333-91141, 333-54118, 333-74920, and 333-122806) of Plains All American Pipeline, L.P. of our report dated March 21, 2006 relating to the balance sheet of Plains AAP, L.P., which appears in this Form 8-K.

PricewaterhouseCoopers LLP

Houston, Texas
March 21, 2006